                                                                    EXHIBIT 12.1

                         WILLIAMS COMMUNICATIONS GROUP

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (DOLLARS IN THOUSANDS EXCEPT RATIOS)

                                                    YEAR ENDED DECEMBER 31,
                                                --------------------------------
                                    1998          1997        1996        1995      1994
                                  ---------     --------     -------     -------   -------
Earnings:
  Income (loss) before income
     taxes......................  $(190,088)    $(33,805)    $(3,146)    $ 6,763   $(9,829)
  Add:
     Interest expenses-net......      3,075          933      17,367      13,999     7,405
     Rental expense
       representative of
       interest factor..........     44,590       28,120      18,786       1,784     1,230
     Minority interest income of
       consolidated
       subsidiaries.............    (15,645)      13,506          --          --        --
     Equity losses..............     16,363        2,383       1,601          93        --
                                  ---------     --------     -------     -------   -------
          Total earnings (loss)
            as adjusted plus
            fixed charges.......  $(141,705)    $ 11,137     $34,608     $22,639   $(1,194)
                                  =========     ========     =======     =======   =======
Combined fixed charges:
  Interest expense-net..........  $   3,075     $    933     $17,367     $13,999   $ 7,405
  Capitalized interest..........     15,575        7,781          --          --        --
  Rental expense representative
     of interest factor.........     44,590       28,120      18,786       1,784     1,230
                                  ---------     --------     -------     -------   -------
          Total fixed charges...  $  63,240     $ 36,834     $36,153     $15,783   $ 8,635
                                  =========     ========     =======     =======   =======
Ratio of earnings to fixed
  charges.......................         (a)          (a)         (a)       1.43        (a)
                                  =========     ========     =======     =======   =======

---------------

(a) Earnings were inadequate to cover fixed charges by $204,945,000, $25,697,000, $1,545,000 and $9,829,000 for 1998, 1997, 1996 and 1994,
     respectively.